Exhibit 99.1

VAREX IMAGING ANNOUNCES FINANCIAL RESULTS FOR
THE SECOND QUARTER OF FISCAL YEAR 2017

SALT LAKE CITY, Utah, May 4, 2017 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the second quarter of fiscal year 2017. These are its first financial results since becoming a new public company following the spin-off from Varian Medical Systems, Inc. (NYSE: VAR) on January 28, 2017. Comparable financial statements for fiscal year 2016 and the first quarter of fiscal year 2017 reflect operating results for the Imaging Components business of Varian prior to its separation and include estimates of cost allocations for various corporate functions, interest expense and tax expense.

Quarterly Highlights

•	Revenues increased 3% to $155 million

•	Gross profit margin was 37%

•	Operating profit margin was 15%

•	Net earnings increased to $15.0 million, or $0.40 per diluted share

Second Quarter Fiscal Year 2017 Results

Revenues rose by 3% to $155 million in the second quarter of fiscal year 2017 from $150 million in the prior year quarter due to solid sales increases in X-ray sources, connect and control components and software that was partially offset by a decline in digital detectors. Net earnings for the second quarter were $15.0 million, or $0.40 per diluted share, compared to $14.7 million, or $0.39 per diluted share, in the same quarter a year ago.

The company-wide gross margin declined to 37% in the second quarter of fiscal year 2017 from 39% in the year-ago quarter due to higher costs of quality and a shift in product mix to lower margin radiographic components, which were partially offset by increased sales of higher margin X-ray sources for security applications. During the quarter, the company accepted and shipped an order for a package of components for several hundred general radiographic systems consisting of X-ray tubes, digital detectors and high voltage connectors. While this package increased Varex’s revenues, it created an unfavorable mix shift to lower margin components, which was a contributing factor in reducing the gross margin rate. The operating margin was 15% in the second quarter versus 17% in the year-ago quarter, reflecting the lower gross margin. Higher R&D investment was largely offset by lower SG&A expenses.

“I am pleased to report top-line growth of 3% for the current quarter and 5% year to date. Since the slowdown in our revenues in the second half of 2015 and the first half of 2016, all of our product lines have experienced good recovery and the trailing 12 month revenue growth rate was 7%,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation. “I am also encouraged to see lower SG&A costs in the second quarter. This was a 27% sequential improvement from the first quarter of fiscal year 2017, which included allocations from Varian and separation costs. We have successfully completed the separation from Varian and are well prepared to operate as a stand-alone company.”

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Medical segment revenues increased 3% to $126 million in the second quarter of fiscal year 2017 from $122 million in the year-ago quarter due to higher sales of digital detectors and software. The Medical segment gross margin rate was 35% in the second quarter compared to 38% in the same quarter a year earlier. This decline was due to higher costs of quality, and to a lesser extent, a shift in product mix to lower margin radiographic components.

Industrial segment revenues increased 6% to $29 million in the second quarter of fiscal year 2017 from $27 million in the year-ago quarter primarily due to higher sales of X-ray sources to security customers that were partially offset by lower digital detector sales to industrial customers. The Industrial segment gross margin rate was 45% in the second quarter compared to 46% in the same quarter a year earlier.

Sanyal added, “During the quarter we also extended our multi-decade long relationship with our largest customer, Toshiba Medical Systems, with a renewed three-year pricing agreement for our CT X-ray tubes. This is a vote of confidence in our ongoing ability to develop new X-ray imaging component technologies that improve performance and reduce time to market as Toshiba Medical introduces several of their next-generation imaging systems over the coming years.”

At the end of the second quarter of fiscal year 2017, cash and cash equivalents totaled $80 million. During the quarter, the company established a $300 million credit facility, borrowed $200 million and paid this amount to Varian in connection with the separation. At the end of the second quarter, the company’s debt was $202 million. Subsequent to the end of the quarter, Varex replaced its prior credit facility with a larger $600 million credit facility made up of a $400 million five-year term loan plus a $200 million revolving line of credit. The company used $497 million of this new credit facility to repay existing debt and fund the acquisition of the PerkinElmer medical imaging business and credit facility fees.

Year-To-Date Fiscal Year 2017 Results

For the first six months of fiscal year 2017, revenues increased 5% to $312 million from $297 million in the prior year period. Net earnings were $26 million, or $0.69 per diluted share, compared to net earnings of $29 million, or $0.77 per diluted share, in the comparable year-ago period. The gross margin was 37% in the first six months of fiscal year 2017 versus 39% in the prior year period. The operating margin was 13% in the first six months versus 16% in the comparable year-ago period, primarily due to allocations from Varian and separation costs that were incurred prior to the company’s separation from Varian, as well as lower gross margins.

Acquisition of PerkinElmer’s Medical Imaging Business

On May 1, 2017, Varex completed the purchase of the PerkinElmer’s medical imaging business. This digital detector business is expected to add approximately $140 million in annual sales with margins similar to Varex. The audited financials for this acquisition will be filed with the SEC by mid-July 2017. During the next 12 to 18 months, this business will be integrated into Varex’s Medical and Industrial segments, with a transition services agreement with PerkinElmer supporting this integration. This acquisition is expected to be immediately accretive on a cash basis.

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Varex Outlook

As a reminder, the company previously stated that Varex will provide guidance on an annual basis. Also, as Varex just closed the acquisition of PerkinElmer’s medical imaging business earlier this week, at this time the company is only able to include the added revenues in its guidance. Varex expects to update its full year revenue and EPS guidance to include this acquisition when the company reports its financial results for the third quarter of fiscal year 2017.

For fiscal year 2017, Varex maintains its previous expectation that organic revenues will grow by 3% to 4% over fiscal year 2016. The added revenues from the acquisition are expected to increase Varex’s revenue growth by an additional 9% to 10% over fiscal year 2016.

The incremental increase in interest expense resulting from the higher debt level of Varex’s new credit facility is expected to reduce net earnings in the fiscal year by approximately $0.11 per diluted share. Including this impact, the company’s net earnings for the second half of fiscal year 2017 are expected to be in a range of $0.69 to $0.79 per diluted share, which does not include financial results from the acquisition.

In order to provide enhanced transparency to Varex’s ongoing operations that adjust for the impact of its acquisition of PerkinElmer’s medical imaging business, the company intends to provide certain non-GAAP financial measures starting with the reporting of its financial results for the third quarter of 2017.

Conference Call Information

Varex is scheduled to conduct its second quarter fiscal year 2017 conference call at 3:00 p.m. MT today. This call will be webcast live and can be accessed at Varex’s website at investors.vareximaging.com, then clicking on the link for this quarterly earnings call. Investors can also access this live teleconference by dialing 1-877-524-8416 from anywhere in the U.S. or 1-412-902-1028 from non-U.S. locations. A replay of this quarterly teleconference will be available from May 4th through May 18th and can be accessed at Varex’s website or by calling 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations - Passcode: 13660264.

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s components are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers of X-ray imaging systems use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,800 people, including the employees from PerkinElmer, located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Forward Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer medical imaging business on the company’s financial results; growth drivers; customer demand and acceptance of products or technology; the company’s future orders, revenues, product volumes, or earnings growth or other financial results or performance; the ability of the company's technology and products to achieve stated results or outcomes; and any statements using the terms “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “believe,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to effectively integrate the products of PerkinElmer's Medical Imaging business into the company’s product offerings and sales and marketing operations, recognize the intended benefits and synergies of the acquisition, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company, PerkinElmer's medical imaging business or their respective customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share amounts)	March 31, 2017	April 1, 2016	March 31, 2017	April 1, 2016
Revenues:
Medical	$125.7	$122.3	$257.4	$245.0
Industrial	29.1	27.5	54.8	51.6
Total revenues	154.8	149.8	312.2	296.6
Gross margin:
Medical	44.6	46.6	91.5	92.7
Industrial	13.0	12.5	24.9	23.5
Total gross margin	57.6	59.1	116.4	116.2
Operating expenses:
Research and development	14.4	13.1	27.7	25.6
Selling, general and administrative	19.7	20.8	46.8	42.9
Total operating expenses	34.1	33.9	74.5	68.5
Operating earnings	23.5	25.2	41.9	47.7
Interest income	—	0.1	0.1	0.3
Interest expense	(1.0)	(0.5)	(1.6)	(0.8)
Other income (expense), net	(0.1)	0.1	0.3	(1.1)
Interest and other income (expense), net	(1.1)	(0.3)	(1.2)	(1.6)
Earnings before taxes	22.4	24.9	40.7	46.1
Taxes on earnings	7.4	10.1	14.5	17.1
Net earnings	15.0	14.8	26.2	29.0
Less: Net earnings attributable to noncontrolling interests	—	0.1	0.1	0.1
Net earnings attributable to Varex	$15.0	$14.7	$26.1	$28.9
Net earnings per common share attributable to Varex
Basic	$0.40	$0.39	$0.70	$0.77
Diluted	$0.40	$0.39	$0.69	$0.77
Weighted average common shares outstanding
Basic	37.5	37.4	37.5	37.4
Diluted	37.8	37.7	37.8	37.7

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions, except share amounts)	March 31, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$79.6	$36.5
Accounts receivable, net	120.7	122.2
Inventories, net	212.1	197.4
Prepaid expenses and other current assets	12.1	3.8
Total current assets	424.5	359.9
Property, plant and equipment, net	119.1	108.9
Goodwill	74.7	74.7
Intangibles assets	18.0	20.7
Investments in privately held companies	50.1	49.3
Deferred tax assets	—	5.5
Other assets	6.4	3.4
Total assets	692.8	622.4
Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	46.3	41.9
Accrued liabilities	74.5	23.9
Current maturities of debt	15.0	—
Deferred revenues	10.1	12.0
Total current liabilities	145.9	77.8
Long-term debt	187.2	—
Deferred tax liabilities	3.7	3.0
Other long-term liabilities	2.2	5.3
Total liabilities	339.0	86.1

Redeemable noncontrolling interests	10.3	10.3
Equity:
Preferred stock, $.01 par value: 1,000 shares authorized, none issued
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 37,538,165 and 0
Outstanding shares - 37,538,165 and 0	0.4	—
Net parent investment	—	526.0
Additional paid-in capital	331.6	—
Retained earnings	11.5	—
Total stockholders' equity	343.5	526.0
Total liabilities and Varex stockholders' equity	$692.8	$622.4